EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (File Nos. 333-123900 and 333-110707) and Form S-3 (File No. 333-116610) of Digital Insight Corporation of our reports dated March 15, 2006, relating to the consolidated financial statements and financial statement schedule of Digital Insight Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Digital Insight Corporation for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 15, 2006